EXHIBIT F-1



                                   May 5, 2004




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

                  Re:   FirstEnergy Corp. - File No. 70-10205
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Ladies and Gentlemen:

     We have examined the Application or Declaration on Form U-1, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed in the above-referenced proceeding by FirstEnergy Corp. ("FirstEnergy"), of which this opinion is to be a part.

     The Application requests authorization for certain proposed amendments to FirstEnergy's Amended Articles of Incorporation and Amended Code of Regulations (together, the "Governing Documents") and for the solicitation by FirstEnergy of proxies for use at its 2004 annual meeting from its shareholders (the "Solicitation") in connection with such proposals as well as in connection with the adoption of certain director and executive compensation plans (the "Plans").

     We have examined copies, signed, certified or otherwise proven to our satisfaction, of the Governing Documents of FirstEnergy. We have also examined such other documents, instruments and agreements, including the Plans, and have made such further investigation as we have deemed necessary as a basis for this opinion.

     We are members of the bars of the States of New Jersey and New York and are not expert in the laws of any jurisdiction other than the laws of such states and the federal laws of the United States of America. As to all matters herein which are governed by the laws of the State of Ohio and the Commonwealth of Pennsylvania, we have relied upon the opinion of Gary D. Benz, Esq., which is being filed as Exhibit F-2 to the Application.

     Based upon and subject to the foregoing, and assuming that the proposed transactions are approved by FirstEnergy's shareholders and carried out in accordance with the Commission's order in this proceeding, we are of the opinion that:


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               (a) all State laws applicable to the proposed transactions will have been complied with;

               (b) FirstEnergy is validly organized and existing in the State of Ohio; and

               (c) the proposed transactions will not violate the legal rights of the holders of any securities issued by FirstEnergy.

     We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith. This opinion may not be relied upon by any other person for any other purpose.


                                          Very truly yours,



                                          THELEN REID & PRIEST LLP


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